Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2019 RESULTS
ANNOUNCES BRAZILIAN DAM REMEDIATION AHEAD OF SCHEDULE
AND TEMPORARY IDLING OF COLONSAY POTASH MINE
Unprecedented North American spring weather expected to drive strong nutrient demand in fall 2019 and beyond
PLYMOUTH, MN, August 6, 2019 - The Mosaic Company (NYSE: MOS) today announced that the unprecedented wet weather in the Midwest United States has negatively impacted its North American spring fertilizer sales volumes and phosphates margins. These same factors have driven grain prices higher and provide significant opportunities in fall 2019 and beyond.
“We’ve experienced a North American spring season that was wetter and later than any in recorded history,” said Mosaic President and CEO Joc O’Rourke. “While our Potash and Mosaic Fertilizantes businesses continued to perform well, weakness in the phosphates market negatively impacted second quarter results. Moving forward, strong price increases in grains together with depleted soil nutrients in North America are expected to drive fertilizer applications significantly higher this fall.
“The actions we’ve taken to reshape our business, including the permanent closure of our Plant City phosphates facility and the acceleration of the development of the K3 potash mine leading to today’s announced curtailment of potash production at Colonsay, are expected to increase our operating leverage to the anticipated strong market fundamentals in the second half of 2019 and beyond."
Mosaic reported a net loss of $233 million for the second quarter of 2019, including a $284 million noncash after-tax charge for the permanent closure of the company’s Plant City phosphate facility. The company reported diluted earnings per share (EPS) of negative $0.60, which includes a negative $0.72 per share impact for notable items, primarily the closure of the Plant City facility. For the period, adjusted EBITDA(1) was $349 million, and adjusted EPS(1) was $0.12.

(1)	See “Non-GAAP Financial Measures” for additional information and reconciliation.

Highlights:

•	Mosaic Fertilizantes plans to complete tailings dam remediation activities and return to full operations more than a month ahead of schedule:

◦	The Catalão mine tailings dam remediation was completed, and the mine resumed full operations in May.

◦	The Tapira mine resumed operations at 60 percent in July, and is expected to resume full operations in August.

◦	The Araxá mine received an operating permit for tailings dam B6, and is expected to resume full operations in August.

•	The company expects Mosaic Fertilizantes to achieve its targeted $275 million in net synergies in 2019, despite challenges related to the new Brazilian tailings dam regulation.

•	The Potash segment delivered gross margin per tonne of $84 as cash costs per tonne declined sequentially, despite a lower operating rate as a result of slower sales in the quarter.

•
The accelerated ramp up of the low-cost Esterhazy K3 potash project is on schedule, having produced over 400,000 tonnes of ore year-to-date June 30, 2019. This production, combined with available inventory, facilitated the temporary idling of the higher cost Colonsay potash mine. These actions are expected to lower Mosaic’s cost of production, accelerate inventory depletion, avoid $40 to $50 million in cash expenditures in 2019, and increase the company’s leverage to strengthening markets into 2020.

•
In June, the company announced the permanent closure of the Plant City phosphates facility. The closure will result in lower idle plant costs and cash expenditures to be incurred for the care of the facility.

•
The company revised its full-year adjusted EBITDA(1) guidance to $1.8 to $2.0 billion. Mosaic announced adjusted EPS(1) guidance of $1.10 to $1.50, primarily reflecting the impact of lower than expected sales volumes in the first half of 2019 and a slower recovery of phosphates margins.

Cash flow from operating activities in the second quarter of 2019 was $507 million. The company continues to expect cash flow generation to strengthen in the second half of the year, in line with expected adjusted EBITDA(1) guidance.
Capital expenditures totaled $295 million in the quarter. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $402 million compared with $848 million at year end 2018, largely due to the weather’s impact on sales and resulting increase in the company’s inventories. Long-term debt was $4.6 billion as of June 30, 2019.

(1)	See “Non-GAAP Financial Measures” for additional information and reconciliation.

Potash Results	2Q 2019	1Q 2019	2Q 2018
Sales Volumes million tonnes	2.2	1.9	2.4
Gross Margin (GAAP) per tonne	$84	$100	$56
Adjusted Gross Margin (non-GAAP) per tonne(1)	$84	$100	$58
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Potash segment totaled $599 million for the second quarter, up from $569 million last year, driven by higher average sales prices partially offset by lower volumes. Gross margin was $181 million for the second quarter compared to $132 million for the same period a year ago. Strong execution and higher prices offset the impact of higher Canadian Resource Taxes. Cash cost of production was $83 per tonne, down from the same period last year, despite the previously disclosed increase in costs expected from ramping up Esterhazy K3. Excluding cash brine management costs, cash cost per tonne was $69.
The company announced the idling of the Colonsay potash mine, and will use production from its accelerated Esterhazy K3 potash project and inventories to meet its customers’ demand. This action is expected to lower Mosaic’s cost of production, accelerate inventory depletion, and increase the company’s leverage to strengthening markets into 2020.

Mosaic Fertilizantes Results*	2Q 2019	1Q 2019	2Q 2018
Sales Volumes million tonnes	2.1	1.5	1.8
Gross Margin (GAAP) per tonne	$17	$34	$29
Adjusted Gross Margin (non GAAP) per tonne(1)	$17	$34	$29
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
Net sales in the Mosaic Fertilizantes segment were $833 million for the second quarter, up from $713 million last year. Gross margin was $35 million, compared to $53 million for the same period a year ago. The year-over-year decrease in gross margin was primarily due to idle plant costs and higher costs of purchased rock associated with idling of the Araxá, Catalão, and Tapira mining complexes as the company took actions to comply with the new mining regulations in Brazil. Idling these phosphate mining operations negatively impacted the quarter’s results by $36 million.
The company announced a resumption of mining operations at its Catalão facility in May, and has begun operating its Tapira mine at 60 percent. In addition, the company was granted an operating permit for a new dam at Araxá, B6, which will allow that mine to resume full operations. Mosaic now expects all mines will be at full operating rates by the end of August, and the costs to be $20 million less than the original estimate of $100 million.

Despite the near-term tailings dam related challenges, Mosaic Fertilizantes delivered $58 million in gross realized synergies in the quarter, or $55 million net of costs to achieve them. This represents a run rate in excess of previously stated targets. For the full year 2019, Mosaic continues to believe it will achieve $275 million in net synergies.

Phosphates Results*	2Q 2019	1Q 2019	2Q 2018
Sales Volumes million tonnes	2.2	1.8	2.3
Gross Margin (GAAP) per tonne	($7)	$31	$67
Adjusted Gross Margin (non-GAAP) per tonne(1)	($5)	$36	$70
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphates segment were $917 million for the second quarter, down from $1.1 billion last year, driven by both lower sales prices and lower volumes due to weather- and logistics-related challenges in North America. Gross margin was negative $12 million for the second quarter, and adjusted gross margin per tonne was negative $5, both impacted by lower selling prices, higher raw material costs, product mix and sales channel shifts away from high margin North America premium products toward lower margin international sales. The margin impacts of the higher costs, product mix and sales channel shifts are expected to be transitory.

Other
The Corporate and Other segment gross margin was higher than expectations as profit in inventory declined negating the need for a corporate level elimination.
Plant City closure costs, which are shown as a separate line item on the income statement, totaled $369 million in the quarter which consisted of $126 million increase in ARO and $243 million in asset write-offs.
Selling, General and Administrative (SG&A) expenses were $78 million for the second quarter, essentially flat with the second quarter of 2018.
The tax rate during the second quarter of 2019 was 19 percent. Excluding discrete items, the effective tax rate was 26 percent. The full year 2019 effective tax rate is expected to remain in the mid to high 20 percent range.  Net cash income tax payments in 2019 are expected to be approximately $50 million.
The equity earnings loss of $11 million primarily reflects Mosaic’s interest in the MWSPC phosphate project in Saudi Arabia.

Financial Guidance
The company anticipates that the potential for record North American fertilizer application volumes and strong demand in Brazil will lead to good demand globally during the second half of the year, as grain prices incent growers to maximize planted acres and apply the necessary nutrients.
Mosaic expects that Potash and Mosaic Fertilizantes will continue to deliver strong performances during the second half of the year, and Phosphate performance is expected to improve with higher margins after North American inventories are drawn down and sales mix normalizes. Potash facilities will undergo traditional third quarter maintenance, affecting operating rate and gross margin in the quarter. Cost of goods sold will continue to reflect higher rock costs as Mosaic Fertilizantes consumes purchased rock inventory.
Risks and factors that could impact third quarter expectations are primarily related to weather and the potential for a shortened North American fall application window. Indian and Chinese demand, as well as foreign currency fluctuations, also remain ongoing risks to the company’s forecast.

Mosaic has updated earnings guidance ranges:

$ in billions except per share	2019 Guidance	Reported YTD 6/30/2019
Adjusted EBITDA(1)	$1.8 - $2.0	$0.779
Adjusted earnings per share(1)	$1.10 - $1.50	$0.37
Capital Expenditures	~$1.1	$0.609
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
The following assumptions are embedded in the full-year guidance:

In Millions*	Full-Year 2019 Assumptions	Reported YTD 6/30/2019
Potash tonnes sold	8.7 - 9.1	4.0
Phosphates tonnes sold	8.4 - 8.8	4.0
Mosaic Fertilizantes tonnes sold	9.4 - 9.8	3.6
SG&A Expenses	~ $350	$172
*Tonnes = finished product tonnes

For the third quarter of 2019, Mosaic expects:

	Sales Volumes millions of tonnes*	Adjusted Gross Margin(1)
Potash	2.2 - 2.4	$60 - $70 per tonne
Phosphates	2.2 - 2.4	$5 - $15 per tonne
Mosaic Fertilizantes	3.6 - 3.8	$30 - $40 per tonne
Corporate and Other		$10 - $20 million
*Tonnes = finished product tonnes
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
The company is not providing forward looking guidance for U.S. GAAP reported earnings per diluted share or a quantitative reconciliation of forward-looking adjusted earnings per diluted share of non-GAAP adjusted EBITDA. Please see "Non-GAAP Financial Measures" for additional information.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, August 6, 2019, at 9:00 a.m. Eastern Time to discuss second quarter 2019 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated benefits and synergies of our acquisition of the global phosphate and potash operations of Vale S.A. conducted through Vale Fertilizantes S.A. (now known as Mosaic Fertilizantes P&K Ltda) (the “Transaction”), other proposed or pending future transactions or strategic plans and other statements about future financial and operating results, fall fertilizer estimates, charges related to the closing of plant city, temporary idling of Colonsay, and timing of the completion of dam repairs. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: difficulties with realization of the benefits and synergies of the Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules and remediation efforts, or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Ma’aden Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended June 30, 2017 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2019, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.72:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per basic share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$21	$(5)	$0.04
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	7	(2)	0.01
Louisiana gypstack costs	Phosphates	Cost of goods sold	(5)	1	(0.01)
Integration costs	Corporate and Other	Other operating income (expense)	(3)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(4)	1	(0.01)
Earn-out obligation	Corporate and Other	Other operating income (expense)	1	—	—
Plant City closure costs	Phosphates	Other operating income (expense)	(369)	85	(0.73)
ARO adjustment	Phosphates	Other operating income (expense)	(3)	1	(0.01)
Miski Mayo flood insurance proceeds	Phosphates	Other operating income (expense)	8	(2)	0.02
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(10)	(0.02)
Total Notable Items			$(347)	$70	$(0.72)
Note: The tax effect of Plant City closure costs includes an income tax component of 22.9%, which is calculated at the rate specific to those earnings.

For the three months ended June 30, 2018, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.22:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per diluted share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(79)	$18	$(0.16)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(34)	8	(0.07)
Integration costs	Corporate and Other	Other operating income (expense)	(5)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(6)	1	(0.01)
Refinement of inventory costing	Potash	Cost of goods sold	(4)	1	(0.01)
Refinement of inventory costing	Phosphates	Cost of goods sold	(6)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	13	0.04
Sales tax refund	Phosphates	Other operating income (expense)	6	(1)	0.01
Total Notable Items			$(128)	$42	$(0.22)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net sales	$2,176.9	$2,205.0	$4,076.6	$4,138.7
Cost of goods sold	1,949.7	1,910.4	3,539.9	3,602.0
Gross margin	227.2	294.6	536.7	536.7
Selling, general and administrative expenses	78.1	79.3	171.6	172.9
Plant City closure costs	369.4	—	369.4	—
Other operating expense	21.6	19.0	35.5	86.8
Operating (loss) earnings	(241.9)	196.3	(39.8)	277.0
Interest expense, net	(46.0)	(45.1)	(93.0)	(94.5)
Foreign currency transaction gain (loss)	20.8	(78.7)	43.4	(110.9)
Other expense	(3.7)	(2.4)	(4.8)	(8.0)
(Loss) earnings from consolidated companies before income taxes	(270.8)	70.1	(94.2)	63.6
(Benefit from) provision for income taxes	(51.7)	3.7	(5.1)	(46.2)
(Loss) earnings from consolidated companies	(219.1)	66.4	(89.1)	109.8
Equity in net (loss) earnings of nonconsolidated companies	(11.2)	1.7	(11.3)	(1.6)
Net (loss) earnings including noncontrolling interests	(230.3)	68.1	(100.4)	108.2
Less: Net gain (loss) attributable to noncontrolling interests	2.8	0.2	1.9	(2.0)
Net (loss) earnings attributable to Mosaic	$(233.1)	$67.9	$(102.3)	$110.2
Diluted net (loss) earnings per share attributable to Mosaic	$(0.60)	$0.18	$(0.27)	$0.29
Diluted weighted average number of shares outstanding	385.8	387.2	385.7	385.5

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$401.9	$847.7
Receivables, net	711.7	838.5
Inventories	2,713.9	2,270.2
Other current assets	401.3	280.6
Total current assets	4,228.8	4,237.0
Property, plant and equipment, net	11,982.9	11,746.5
Investments in nonconsolidated companies	812.4	826.6
Goodwill	1,745.2	1,707.5
Deferred income taxes	389.1	343.8
Other assets	1,485.5	1,257.8
Total assets	$20,643.9	$20,119.2
Liabilities and Equity
Current liabilities:
Short-term debt	$94.4	$11.5
Current maturities of long-term debt	42.9	26.0
Structured accounts payable arrangements	429.1	572.8
Accounts payable	808.6	780.9
Accrued liabilities	1,151.9	1,092.5
Total current liabilities	2,526.9	2,483.7
Long-term debt, less current maturities	4,542.2	4,491.5
Deferred income taxes	1,146.8	1,080.6
Other noncurrent liabilities	1,745.7	1,458.7
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,639,692 shares issued and 385,867,417 shares outstanding as of June 30, 2019, 389,242,360 shares issued and 385,470,085 shares outstanding as of December 31, 2018	3.8	3.8
Capital in excess of par value	1,002.9	985.9
Retained earnings	10,944.2	11,064.7
Accumulated other comprehensive loss	(1,477.9)	(1,657.1)
Total Mosaic stockholders' equity	10,473.0	10,397.3
Noncontrolling interests	209.3	207.4
Total equity	10,682.3	10,604.7
Total liabilities and equity	$20,643.9	$20,119.2

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net cash provided by operating activities	$507.3	$807.0	$331.8	$736.0
Cash Flows from Investing Activities:
Capital expenditures	(294.9)	(201.1)	(608.8)	(424.4)
Purchases of available-for-sale securities - restricted	(47.3)	(71.9)	(234.2)	(257.6)
Proceeds from sale of available-for-sale securities - restricted	39.5	65.4	221.8	249.4
Investments in consolidated affiliate	—	(4.9)	—	(3.6)
Acquisition, net of cash acquired	—	9.3	—	(985.3)
Purchase of assets	(55.1)	—	(55.1)	—
Purchases of held-to-maturity securities	—	—	(13.0)	—
Proceeds from sale of held-to-maturity securities	—	—	2.3	—
Other	(0.9)	6.5	(0.6)	4.4
Net cash used in investing activities	(358.7)	(196.7)	(687.6)	(1,417.1)
Cash Flows from Financing Activities:
Payments of short-term debt	(269.0)	(88.9)	(322.7)	(88.9)
Proceeds from issuance of short-term debt	198.5	41.9	404.5	107.2
Payments of structured accounts payable arrangements	(278.4)	(202.5)	(598.1)	(438.2)
Proceeds from structured accounts payable arrangements	235.9	157.2	445.4	331.0
Payments of long-term debt	(11.3)	(107.0)	(21.4)	(313.9)
Proceeds from issuance of long-term debt	—	39.2	—	39.2
Cash dividends paid	(19.3)	(9.6)	(28.9)	(19.2)
Other	(0.2)	(0.2)	(0.3)	(0.4)
Net cash used in financing activities	(143.8)	(169.9)	(121.5)	(383.2)
Effect of exchange rate changes on cash	10.8	(65.0)	24.3	(51.6)
Net change in cash, cash equivalents and restricted cash	15.6	375.4	(453.0)	(1,115.9)
Cash, cash equivalents and restricted cash - beginning of period	402.4	703.1	871.0	2,194.4
Cash, cash equivalents and restricted cash - end of period	$418.0	$1,078.5	$418.0	$1,078.5

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited condensed consolidated statements of cash flows:
Cash and cash equivalents	$401.9	$1,035.3
Restricted cash in other current assets	9.0	8.5
Restricted cash in other assets	7.1	34.7
Total cash, cash equivalents and restricted cash shown in the unaudited condensed consolidated statement of cash flows	$418.0	$1,078.5

Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net (loss) earnings attributable to Mosaic	$(233.1)	$67.9	$(102.3)	$110.2
Basic weighted average number of shares outstanding	385.8	385.4	385.7	384.0
Dilutive impact of share-based awards	—	1.8	—	1.5
Diluted weighted average number of shares outstanding	385.8	387.2	385.7	385.5
Basic net (loss) earnings per share attributable to Mosaic	$(0.60)	$0.18	$(0.27)	$0.29
Diluted net (loss) earnings per share attributable to Mosaic	$(0.60)	$0.18	$(0.27)	$0.29